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EXHIBIT 5

AMENDMENT NO. 7 AND WAIVER

    AMENDMENT NO. 7 AND WAIVER (this "Amendment and Waiver") dated as of January 31, 2001 to the TRANSFER AND ADMINISTRATION AGREEMENT, dated as of June 18, 1999 (as amended by Amendment No. 1 dated September 15, 1999, Amendment No. 2 dated as of December 15, 1999, Amendment No. 3 dated as of June 16, 2000, Amendment No. 4 and Waiver dated as of August 30, 2000, Amendment No. 5 and Waiver dated as of October 20, 2000 and Amendment No. 6 and Waiver dated as of December 4, 2000, the "Agreement"), by and among KCH FUNDING, L.L.C., a Delaware limited liability company, as transferor (in such capacity, the "Transferor"), UNOVA, INC., a Delaware corporation, as the parent of the Transferor (in such capacity, the "Parent") and as servicer (in such capacity, the "Servicer"), ENTERPRISE FUNDING CORPORATION, a Delaware corporation (the "Company"), BANK OF AMERICA N.A., a national banking association ("Bank of America"), as Lead Arranger, as agent for the Company and the Bank Investors (in such capacity, the "Agent"), as Administrative Agent and as Bank Investor.

PRELIMINARY STATEMENTS

    WHEREAS, the parties hereto have entered into the Agreement whereby the Transferor may convey, transfer, and assign from time to time undivided interests in certain accounts receivable, and the Company may, and the Bank Investors, if requested, shall accept such conveyance, transfer and assignment of such undivided percentage interests, subject to the terms and conditions of the Agreement; and

    WHEREAS, the parties to the Agreement desire to make certain amendments to the Agreement.

    NOW, THEREFORE, the parties hereby agree as follows:

    1.  Definitions.  Except as otherwise stated herein, capitalized terms not defined herein shall have the respective meanings assigned to them in the Agreement.

    2.  Limited Waiver.  (a) Subject to the satisfaction of the conditions to effectiveness set forth in Section 5 hereof, the Company and the Agent hereby agree to waive during the period from and including February 1, 2001 to but not including February 10, 2001 (i) the compliance by the Parent with Section 5.3 of the Agreement and (ii) the Termination Event under Section 7.1(c)(i) of the Agreement, but only with respect to the failure of the Parent to comply with Section 5.3 of the Agreement.

    (b) The waiver granted herein shall be limited as provided in Section 2(a) hereof, and (i) shall not constitute a waiver of compliance by the Parent with any section of the Agreement except Section 5.3, or a waiver of any Termination Event under the Agreement except the Termination Event under Section 7.1(c)(i) of the Agreement (with respect to the failure of the Parent to comply with Section 5.3 of the Agreement), and (ii) shall not constitute a waiver of compliance by the Parent with Section 5.3 of the Agreement, or a waiver of the Termination Event under Section 7.1(c)(i) of the Agreement (with respect to the failure of the Parent to comply with Section 5.3 of the Agreement) at any time after 12:01 A.M. (New York City time) on February 10, 2001.

    3.  Amendments to the Agreement.

    (a) Section 1.1 of the Agreement is hereby amended by amending the definition of "Commitment Termination Date" to read in its entirety as follows:

    "Commitment Termination Date" means February 9, 2001 or such earlier date after the date hereof specified in writing by the Agent to the Transferor and the Parent pursuant to a notice in the form of Exhibit N hereto, which notice shall not be effective until one Business Day after receipt of such notice by the Transferor and the Parent delivered by overnight courier; provided, however, that the Agent shall exercise its right to accelerate the Commitment Termination Date only if, in the Agent's reasonable judgment, the Bank Group is not reasonably likely to consummate a refinancing of the Bank Group Facility prior to 12:01 A.M. on February 10, 2001.

    (b) Section 1.1 of the Agreement is hereby amended by adding the following two new defined terms to read in their entirety as follows:

    "Bank Group" means the lenders which are parties to the Bank Group Facility.

    "Bank Group Facility" means the Credit Agreement, dated as of September 24, 1997, as heretofore or hereafter amended, supplemented or modified from time to time, among the Parent, the various lenders which are parties thereto and Morgan Guaranty Trust Company of New York, as agent for such lenders.

    (c) The Agreement is hereby amended by adding a new Exhibit N to the Agreement in the form of Annex 1 hereto.

    4.  Representations and Warranties.  To induce the Company and the Bank Investors to enter this Amendment and Waiver, each of the Transferor and the Parent hereby represents and warrants (each as to itself) that:

    (a) it has the power, authority and legal right to make and deliver this Amendment and Waiver and to perform its obligations under the Agreement, as amended by this Amendment and Waiver, without any notice, consent, approval or authorization not already obtained, and that it has taken all necessary action to authorize the same.

    (b) the making and delivery of this Amendment and Waiver and the performance of the Agreement, as amended by this Amendment and Waiver, do not violate any provision of law or any regulation, or its charter or by-laws, or result in the breach of or constitute a default under or require any consent under any indenture or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected. The Agreement, as amended by this Amendment and Waiver, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally.

    (c) the representations and warranties made by it contained in any Transaction Document are true and correct on and as of the date of this Amendment and Waiver and after giving effect hereto.

    (d) no Termination Event or Potential Termination Event has occurred and is continuing under the Agreement after giving effect to this Amendment and Waiver.

    5.  Effectiveness.  This Amendment and Waiver shall become effective as of the date hereof, upon the receipt by the Agent of:

      (a) an executed counterpart of this Amendment and Waiver from each party hereto;

      (b) the payment of (i) a waiver fee to the Agent in the amount of $113,125 (it being agreed that the Agent shall rebate one-ninth of such fee for each day by which Commitment Termination Date is accelerated to a date prior to 12:01 A.M. (New York time) February 10, 2001), (ii) all accrued and unpaid interest, fees and expenses due to the Company or the Agent under the Agreement and (iii) the fees and expenses of counsel to the Agent; and

      (c) evidence satisfactory to the Agent that the Extension of Waiver, dated as of January 31, 2001, relating to the Bank Group Facility, is in full force and effect.

    6.  Reference to and Effect on the Transaction Documents.  Each reference in the Agreement to "this Agreement", "hereunder", "hereof" or words of like import, and each reference in any other

Transaction Document to "the Transfer and Administration Agreement", "thereunder", "thereof" or words of like import, referring to the Agreement, shall mean and be a reference to the Agreement as amended hereby.

    7.  Agreement and all other Transaction Documents in Full Force and Effect.  Except as specifically amended hereby, each Transaction Document and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment and Waiver shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Company, any Bank Investor or the Agent under any Transaction Document, nor constitute a waiver of any provision of any Transaction Document.

    8.  Counterparts.  This Amendment and Waiver may be signed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute a single instrument with the same effect as if the signatures thereto and hereto were upon the same instrument.

    9.  Governing Law.  THIS AMENDMENT AND WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

    IN WITNESS WHEREOF, the parties have caused this Amendment and Waiver to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ENTERPRISE FUNDING CORPORATION, as Company
By:	/s/ ANDREW L. STIDD Name: Andrew L. Stidd Title: President
KCH FUNDING, L.L.C., as Transferor
By:	/s/ ELMER C. HULL, JR. Name: Elmer C. Hull Jr. Title: Treasurer
UNOVA, INC., AS PARENT AND AS SERVICER
By:	/s/ ELMER C. HULL, JR. Name: Elmer C. Hull Jr. Title: Treasurer
BANK OF AMERICA, N.A., as Agent and a Bank Investor
By:	/s/ JOHN K. SVOLOS Name: John. K. Svolos Title: Vice President

ANNEX 1

New Exhibit N

FORM OF NOTICE

February  , 2001

VIA OVERNIGHT COURIER

UNOVA, Inc.
KCH Funding, L.L.C.
21900 Burbank Boulevard
Woodland Hills, CA 91367-7418

Re:
Transfer and Administration Agreement, dated as of June 18, 1999, by and among KCH Funding, L.L.C., UNOVA, Inc., Enterprise Funding Corporation (the "Company") and Bank of America N.A., as agent for the Company and for certain banks party thereto.

Ladies and Gentlemen:

    We hereby give you notice that the Commitment Termination Date shall occur on February  , 2001, which is one Business Day after your receipt of this notice by overnight courier.

Very truly yours,
BANK OF AMERICA, N.A. as Agent

By:

Name:
Title:

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AMENDMENT NO. 7 AND WAIVER
PRELIMINARY STATEMENTS
ANNEX 1 New Exhibit N